CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 27, 2013, on the financial statements of Corporate America CU Short Duration Fund, a series of Managed Portfolio Series, as of December 31, 2012, and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Corporate America CU Short Duration Fund’s Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Servies

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
April 22, 2013